Exhibit 99

Company Press Release dated October 1, 2012

PRESS RELEASE

Farmers & Merchants State Bank

1313 S. Defiance Street

Archbold, Ohio 43502

Contact: Marty Filogamo

Phone: (419) 446-2501

FOR IMMEDIATE RELEASE

Farmers & Merchants State Bank Announces Construction of its 20th Branch Office

in Waterville, Ohio to Begin in October

Release—October 1, 2012

Archbold, OH—Paul S. Siebenmorgen, President and CEO of Farmers & Merchants State Bank in Archbold, Ohio, announced that construction will begin in the fall on the bank’s twentieth office, in Waterville, Ohio.

The full-service office will serve the Waterville and Whitehouse markets and include a drive-up ATM and three drive-up lanes staffed with local bankers to serve customers, with decisions made locally. F&M focuses on locally owned and operated businesses and individuals because that is where ‘its’ own roots are. The Waterville office complements the existing F&M office network.

The new office is located at the entrance to the new Villages at Waterville Landing, in front of the Kroger at 8720 Waterville-Swanton Road (near the new U.S Highway 24). This is a rapidly growing area with shopping and housing. The opening is scheduled for 1st half of 2013.

Farmers & Merchants State Bank is a $930 million independent community bank that has been serving Northwest Ohio for 115 years. Farmers & Merchants State Bank has 19 offices with locations in Fulton, Williams, Henry, Defiance, Lucas and Wood counties in Ohio and three offices in DeKalb and Steuben counties in Indiana. Farmers & Merchants Bancorp, Inc. is the one bank holding company of the Farmers & Merchants State Bank and is traded under the symbol FMAO.

For additional information, you may contact Marty Filogamo, Marketing Director at mfilogamo@fm-bank.com.